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                                                                 Exhibit 2.2


                                    ESSI
                         MEMORANDUM OF UNDERSTANDING
                         ---------------------------


TO:     Michael F. Shanahan Sr.
FROM:   Gary C. Gerhardt
RE:     Employment Contract dated November 1, 2004
DATE:   April 30, 2005

Mike:

         Reference is made to the Change in Control provision contained in paragraph 21 of your employment agreement dated November 1, 2004, a copy of which is attached. As you have stated, effective April 30, it is your intent to no longer be considered an employee of ESSI and, as a consequence, you would no longer be compensated if the Company were sold under the Change in Control provision of the employment agreement.

         Given the fact that you have been asked to explore the possible sale of the Company as your new role as a Consultant, we agree that you should be compensated for your efforts over and above the compensation specified in your Consulting Agreement dated May 1, 2005. Accordingly, this is to confirm that we have agreed to negotiate in good faith with you the amount of a reasonable "success fee" should there be a transaction which effectively results in the "Change in Control" of ESSI as that term is defined in your Employment Agreement of November 1, 2004.


                                            /s/ Gary C. Gerhardt
                                            -----------------------------------
                                            Gary C. Gerhardt
                                            Vice Chairman
                                            Chief Financial Officer


Acknowledged and approved
as to both form and substance:



/s/ S. Lee Kling                            /s Kenneth E. Lewi
---------------------------------------     -----------------------------------
S. Lee Kling                                Kenneth E. Lewi
Presiding Independent Director              Chairman
                                            Compensation Committee